Exhibit 99.1
Contact:
Joyce Shinn
MTI Technology Corporation
949-885-7337
JShinn@mti.com
MTI TECHNOLOGY ANNOUNCES NASDAQ DEFICIENCY NOTICE
Irvine, CA, March 14, 2007 — MTI Technology Corporation (NASDAQ Capital Market: MTIC) announced today that it received a Nasdaq Staff Deficiency Letter on March 8, 2007, indicating that for the last 10 consecutive trading days, MTI’s market value of listed securities had been below the $35,000,000 minimum required for continued listing on the NASDAQ Capital Market pursuant to Marketplace Rule 4310(c)(2)(B)(ii).
In accordance with Marketplace Rule 4310(c)(8)(C), MTI is provided with 30 calendar days from the date of notification, or until April 9, 2007, to regain compliance with Marketplace Rule 4310(c)(2)(B)(ii). If, at any time before April 9, 2007, the market value of MTI’s listed securities is $35,000,000 or more for a minimum of 10 consecutive business days, Nasdaq will determine if MTI complies with Marketplace Rule 4310(c)(2)(B)(ii). If compliance with Marketplace Rule 4310(c)(2)(B)(ii) cannot be demonstrated by April 9, 2007, Nasdaq will provide written notification to MTI that its securities will be delisted. At that time, MTI would be permitted to appeal Nasdaq’s determination to a Listing Qualifications Panel.
The Nasdaq Deficiency Letter also stated that, based on information contained in MTI’s periodic reports filed with the Securities and Exchange Commission, MTI does not comply with Marketplace Rules 4310(c)(2)(B)(i) or 4310(c)(2)(B)(iii), which require minimum stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Pursuant to Marketplace Rule 4310(c)(2)(B), for continued listing MTI must satisfy either the minimum stockholders’ equity requirement, the minimum market value of listed securities requirement or the minimum net income from continuing operations requirement.

As previously disclosed, MTI was notified by Nasdaq on November 7, 2006 that it failed to comply with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market under Nasdaq Marketplace Rule 4310(c)(4). MTI remains subject to a 180-day “grace” period within which to regain compliance with the minimum bid price requirement for continued listing on the NASDAQ Capital Market, which expires on May 7, 2007. The “grace” period only applies to the minimum bid price requirement. If MTI’s closing bid price is at least $1.00 for a period of at least 10 consecutive trading days prior to May 7, 2007, it will be deemed to have regained compliance with the minimum bid price requirement. If MTI has not regained compliance with the minimum bid price requirement by May 7, 2007, it will have an additional 180-day period to evidence compliance with that requirement if it satisfies the initial listing requirements (other than the bid price requirement) for the NASDAQ Capital Market.
MTI intends to monitor the market value of its listed securities and consider available options if its common stock does not trade at a level likely to result in MTI regaining compliance with the minimum market value of listed securities requirement and the minimum bid price requirement within the required timeframes.
About MTI Technology MTI is a multi-national provider of enterprise-class IT infrastructure solutions for mid- to large- size organizations. Throughout our 20+ years as technology innovators, we have tested and refined our methodologies through more than 5 million hours of professional, consultative service delivery to some of the largest, most complex and mission critical environments in the world. In addition to the work we perform for our 3,500 direct customers, EMC, Microsoft, Symantec, Cisco and others rely on MTI to deliver complex services to their clients.
MTI is a registered trademark of MTI Technology Corporation. All other company, brand or product names are registered trademarks or trademarks of their respective holders.
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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding MTI’s expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding MTI’s intentions regarding the market value of its listed securities and its consideration of available options if such value does not meet Nasdaq requirements, its ability to comply with the applicable continued listing standards, and the timing of any potential delisting. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the volatility of MTI’s stock price. Other important factors are set forth from time to time in MTI’s periodic and other filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 1, 2006 and its subsequent quarterly reports on Form 10-Q. All forward-looking statements in this document are made as of the date hereof, based on information available to the MTI as of the date hereof, and MTI assumes no obligation to update any forward-looking statement.